As filed with the Securities and Exchange Commission on December 13, 2005
Registration No. 333-129683

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 2
to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HERBALIFE LTD.
(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	5122	98-0377871
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification Number)

P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman, Cayman Islands
(310) 410-9600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Brett R. Chapman, Esq.
General Counsel
Herbalife Ltd.
P.O. Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman, Cayman Islands
(310) 410-9600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Jonathan K. Layne	Gregg A. Noel
Gibson, Dunn & Crutcher LLP	Skadden, Arps, Slate, Meagher & Flom LLP
2029 Century Park East	300 South Grand Ave, Suite 3400
Los Angeles, CA 90067	Los Angeles, CA 90071
(310) 552-8500	(213) 687-5000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      This Amendment No. 2 to the Registration Statement on Form S-3 of Herbalife Ltd. (File No. 333-129683) is being filed solely to update the information set forth in Part II and to file the Form of Underwriting Agreement as an exhibit hereto.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the common shares being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

	Amount
	to Be Paid

SEC registration fee	$40,782.47
NASD filing fee	$35,150.00
Printing and engraving	$200,000.00	*
Legal fees and expenses	$325,000.00	*
Accounting fees and expenses	$100,000.00	*
Transfer agent and registrar fees	$3,500.00	*

Total	$704,432.47	*

*	Estimate.

Item 15.	Indemnification of Officers and Directors.
      Herbalife is a Cayman Islands exempted limited liability company. As such, it is governed by the laws of the Cayman Islands with respect to indemnification provisions. Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Herbalife’s Amended and Restated Articles of Association provide for indemnification to the fullest extent permitted by the Cayman Islands law. Specifically, the Amended and Restated Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except in the case of (a) any fraud or dishonesty of such director or officer, (b) such director’s or officer’s conscious, intentional or wilful breach of his obligation to act honestly, lawfully and in good faith with a view to the best interests of the Company, or (c) any claims or rights of action to recover any gain, personal profit, or other advantage to which the director or officer is not legally entitled. To the fullest extent permitted by the Statute, such director, agent or officer shall not be liable to Herbalife for any loss or damage in carrying out his functions unless the liability arises through the willful misconduct of such director, agent or officer.
      Herbalife has entered into an indemnification agreement with each of its directors and certain of its officers to supplement the indemnification protection available under its Amended and Restated Articles of Association. These indemnity agreements generally provide that Herbalife will indemnify the parties thereto to the fullest extent permitted by law.
      The foregoing summaries are necessarily subject to the complete text of Herbalife’s Amended and Restated Articles of Association and the indemnification agreements referred to above and are qualified in their entirety by reference thereto.
      In addition to the indemnification provisions set forth above, Herbalife maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act of 1933 and the Securities Exchange Act of 1934 that might be incurred by any director or officer in his capacity as such.

Item 16.	Exhibits.
      (a) Exhibits

Exhibit
Number		Description

1.1		Form of Underwriting Agreement.

4	.1*	Registration Rights Agreement, dated as of July 31, 2002, by and among WH Holdings (Cayman Islands) Ltd., Whitney V, L.P., Whitney Strategic Partners V, L.P., WH Investments Ltd., CCG Investments (BVI), L.P., CCG Associates-QP, LLC, CCG Associates-AI, LLC, CCG Investment Fund-AI, L.P., CCG AV, LLC-Series C, CCG AV, LLC-Series E and the other shareholders who became party thereto.

4	.2**	Side Letter Agreement dated as of April 3, 2003 by and among WH Holdings (Cayman Islands) Ltd., Michael O. Johnson and the shareholders listed therein.

5	.1***	Opinion of Maples and Calder, special Cayman Islands Counsel to Herbalife Ltd.

23	.1****	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23	.2****	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23	.3***	Consent of Maples and Calder (included in exhibit 5.1).

24	.1***	Power of Attorney.

*	Filed as Exhibit 10.44 to the Registration Statement on Form S-1 of the Company (File No. 333-119485) filed on October 1, 2004, and incorporated herein by reference.

**	Filed as Exhibit 10.29 to the Registration Statement on Form S-1 of the Company (File No. 333-119485) filed on October 1, 2004, and incorporated herein by reference.

***	Previously filed on November 14, 2005 as an Exhibit of like number to the Company’s Registration Statement on Form S-3 (File No. 333-129683) and incorporated herein by reference.

****	Previously filed on November 28, 2005 as an Exhibit of like number to the Company’s Registration Statement on Form S-3 (File No. 333-129683).

Item 17.	Undertakings
      (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (b) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      (d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES-FORM S-3
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, state of California, on December 12, 2005.

HERBALIFE LTD.

By:	/s/ Brett R. Chapman

Brett R. Chapman
General Counsel
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Michael O. Johnson	Director, Chief Executive Officer (Principal Executive Officer)	December 12, 2005

* Richard Goudis	Chief Financial Officer (Principal Financial Officer)	December 12, 2005

* David Pezzullo	Chief Accounting Officer (Principal Accounting Officer)	December 12, 2005

* Peter Castleman	Director, Chairman of the Board	December 12, 2005

* Leroy T. Barnes, Jr.	Director	December 12, 2005

* Richard P. Bermingham	Director	December 12, 2005

* Kenneth J. Diekroeger	Director	December 12, 2005

* James H. Fordyce	Director	December 12, 2005

* Peter Maslen	Director	December 12, 2005

* Charles L. Orr	Director	December 12, 2005

Signature		Title	Date

* Jesse T. Rogers		Director	December 12, 2005

* John Tartol		Director	December 12, 2005

* Leon Waisbein		Director	December 12, 2005

By:	/s/ Brett R. Chapman Brett R. Chapman as attorney-in-fact

EXHIBIT INDEX

Exhibit
Number		Description

1.1		Form of Underwriting Agreement.

4	.1*	Registration Rights Agreement, dated as of July 31, 2002, by and among WH Holdings (Cayman Islands) Ltd., Whitney V, L.P., Whitney Strategic Partners V, L.P., WH Investments Ltd., CCG Investments (BVI), L.P., CCG Associates-QP, LLC, CCG Associates-AI, LLC, CCG Investment Fund-AI, L.P., CCG AV, LLC-Series C, CCG AV, LLC-Series E and the other shareholders who became party thereto.

4	.2**	Side Letter Agreement dated as of April 3, 2003 by and among WH Holdings (Cayman Islands) Ltd., Michael O. Johnson and the Shareholders listed therein.

5	.1***	Opinion of Maples and Calder, special Cayman Islands Counsel to Herbalife Ltd.

23	.1****	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23	.2****	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23	.3***	Consent of Maples and Calder (included in exhibit 5.1).

24	.1***	Power of Attorney.

*	Filed as Exhibit 10.44 to the Registration Statement on Form S-1 of the Company (File No. 333-119485) filed on October 1, 2004, and incorporated herein by reference.

**	Filed as exhibit 10.29 to the Registration Statement on Form S-1 of the Company (File No. 333-119485) filed on October 1, 2004, and incorporated herein by reference.

***	Previously filed on November 14, 2005 as an Exhibit of like number to the Company’s Registration Statement on Form S-3 (File No. 333-129683) and incorporated herein by reference.

****	Previously filed on November 28, 2005 as an Exhibit of like number to the Company’s Registration Statement on Form S-3 (File No. 333-129683).